Exhibit 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Treasurer & Director, Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

Wind River Reports Positive Cash Flow During the Third Quarter

EPS Better than Expected

on Revenue within Mid-Range of Original Guidance

ALAMEDA, Calif., November 18, 2003— Wind River Systems, Inc. (Nasdaq: WIND), the worldwide market leader in embedded software and services, today reported its third quarter fiscal 2004 operating results for the period ended October 31, 2003.  Total revenues for the third quarter were $49.6 million, a 2% decrease compared to revenues of $50.4 million in the second quarter of fiscal 2004, and a 15% decrease compared to revenues of $58.3 million in the third quarter of fiscal 2003.

“We are pleased with our progress, both financially and in terms of aligning our strategy with evolving market needs.  The positive cash flow reported during the quarter is a major step in putting the company on a solid financial footing”, said Naren Gupta, interim president and chief executive officer.  “We are excited about the strategic initiatives, marketing programs, and products that we are introducing to better serve our customers.”

Following the end of the quarter, the company announced the appointment of Kenneth R. Klein as chairman and chief executive officer, effective January 5, 2004.  “Ken is a tremendous leader with a track record of successes in the software industry.  The company will benefit greatly from his unparalleled leadership, vision, and operational excellence”, added Gupta.

“Last year at this time, Wind River put a stake in the ground and revolutionized the embedded market with the introduction of WIND RIVER PLATFORMS and our subscription based business model.  With the introduction of our second generation PLATFORMS, Wind River continues to deliver on this strategy,” said Jerry Fiddler, co-founder and chairman of Wind River. “By embracing innovative technologies such as IPv6, IPsec, Linux, Web Services and WiFi, the company is helping our customers drive to a connected world where the enterprise, the desktop and device meet.”

In accordance with generally accepted accounting principles (GAAP), third quarter fiscal 2004 net loss was $6.9 million, compared to a net loss of $9.3 million for the second quarter of fiscal 2004 and $14.3 million for the third quarter of fiscal 2003.  GAAP net loss per share was $0.09 for the third quarter of fiscal 2004, compared to a net loss of $0.12 per share for the second quarter of fiscal 2004 and $0.18 per share for the third quarter of fiscal 2003.  Company guidance entering the quarter was for a GAAP net loss per share of $0.10 to $0.15.

Pro forma net loss for the third quarter of fiscal 2004 was $4.1 million, or a net loss of $0.05 per share, compared to a net loss of $4.1 million, or $0.05 per share in the second quarter of fiscal 2004 and a net loss of $7.4 million, or $0.09 per share, reported for the third quarter of fiscal 2003.

Wind River provides pro forma data as a useful alternative for understanding the company’s operating results and ongoing business trends.  Pro forma data is not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies.  Pro forma net loss for the three and nine months ended October 31, 2003 and 2002 was computed by adjusting GAAP net loss to exclude amortization and impairment of purchased intangibles, restructuring and other charges, gains and losses on investments and technology, and stock compensation. Pro forma net loss for the three and nine months ended October 31, 2002, also assumes that a tax benefit from losses will be realized. Wind River provides a reconciliation of its GAAP and pro forma net loss for the three and nine months ended October 31, 2003 and 2002 on page four of this release.

Other Financial Highlights

•                  The company reported positive cash flow for the quarter with cash and cash equivalents and total investments, including restricted cash, up to $252.9 million at the end of the third quarter FY 2004 as compared to $249.6 million at the end of the second quarter FY 2004.

•                  Deferred Revenue increased to $33.7 million at the end of the third quarter FY 2004 as compared to $31.5 million at the end of the second quarter FY 2004.

•                  Days Sales Outstanding (DSOs) in accounts receivable at the end of the third quarter FY 2004 were 69 days.

“Our continued focus on growing the WIND RIVER PLATFORMS business and aggressively managing our costs had a very positive impact on our financial results for the quarter,” stated Mike Zellner, chief financial officer and senior vice president of finance and administration.  “Momentum of our Platforms business was on target. The subscription nature of these licenses will improve visibility in future quarters.”

Outlook and Goals

The following statements are forward-looking and actual results may differ materially.  Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a complete description of risks.  In response to SEC Regulation Fair Disclosure (Reg FD), the Company plans to disseminate its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls.  Wind River does not plan to provide any further material guidance on analysts’ financial models beyond the information provided in its quarterly earnings release and conference call.

Fourth Quarter Guidance:

•                  Wind River expects revenue for Q4 FY 2004 to be in the range of $50 million to $53 million.

•                  GAAP net loss per share for Q4 FY 2004 is expected to be 4¢ to 8¢ per share.

•                  Pro-forma net loss per share for Q4 FY 2004 is expected to be 2¢ to 6¢ per share.

•                  The Company expects cash flow from operations, excluding restructuring activities, to be positive for Q4 FY 2004.

Conference Call

Management will host a conference call at 2:00 p.m. Pacific Time on November 18, 2003 to discuss these results. You may listen to the conference call by dialing +1.800.399.5927 in the U.S. or +1.706.643.3427 internationally. You may also listen in live via our webcast at www.windriver.com.  A replay of the conference call will be available after 5:00 p.m. Pacific on November 18, 2003 until 8:00 p.m. Pacific on November 25, 2003. You may listen to the replay of the conference call on the web or by dialing +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and entering the conference i.d. 3294106.

About Wind River

Wind River is the worldwide leader in embedded software and services. It provides market-specific embedded platforms that integrate real-time operating systems, development tools and technologies. Wind River’s products and professional services are used in multiple markets including aerospace and defense, automotive, digital consumer, industrial, and network infrastructure. Wind River provides high-integrity technology and expertise that enables its customers to create superior products more efficiently. Companies from around the world turn to Wind River to create the most reliable products and to accelerate their time to market.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc. WIND RIVER is a registered trademark of Wind River Systems, Inc. All other names mentioned are trademarks, registered trademarks or service marks of their respective companies.

This press release contains forward-looking statements, including those relating to expected revenue GAAP and Proforma Net, loss per share, operating cash flow levels for the fiscal quarter ending January 31, 2004 and for the fiscal year ending January 31, 2004, and the expected adoption rate of the Company’s new business model that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein.  Factors that could cause or contribute to such differences include but are not limited to the continuing weakness in the economy generally, Wind River’s ability to align its costs with decreased revenue levels, the impact of competitive products and pricing, the success of the Company’s implementation of its new business model and the rate of its adoption, potential slow down in customer sales, the impact of charges for restructuring and other costs and other risk factors detailed in the Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2003	2002	2003	2002
Revenues, net:
Products	$27,957	$36,317	$83,516	$122,051
Subscriptions	5,995	1,002	12,640	1,294
Services	15,634	20,962	52,386	64,877
Total revenues	49,586	58,281	148,542	188,222

Cost of revenues:
Products	2,323	3,948	8,043	14,109
Subscriptions	1,551	116	3,538	147
Services	8,705	12,483	27,822	39,453
Total cost of revenues	12,579	16,547	39,403	53,709

Gross profit	37,007	41,734	109,139	134,513

Operating expenses:
Selling and marketing	20,937	27,431	65,055	93,993
Product development and engineering	13,790	18,049	42,222	56,463
General and administrative	6,181	8,749	20,091	26,430
Amortization of purchased intangibles	1,465	2,259	5,040	6,777
Restructuring and other costs	971	—	2,987	17,665
Impairment of purchased intangibles	—	—	1,400	—
Total operating expenses	43,344	56,488	136,795	201,328

Loss from operations	(6,337)	(14,754)	(27,656)	(66,815)

Other income (expense), net	71	411	2,583	(1,745)

Loss before provision for income taxes	(6,266)	(14,343)	(25,073)	(68,560)
Provision for income taxes	667	—	1,911	775
Net loss	(6,933)	(14,343)	(26,984)	(69,335)

Net loss per share:
Basic and diluted	$(0.09)	$(0.18)	$(0.34)	$(0.88)
Shares used in per share calculation:
Basic and diluted	80,496	79,089	79,924	78,965

Reconciliation to Pro Forma Net Loss
Net loss	$(6,933)	$(14,343)	$(26,984)	$(69,335)
Amortization and impairment of purchased intangibles	1,465	2,259	6,440	6,777
Restructuring and other charges	971	—	2,987	17,665
Gains and losses on investments and technology	—	408	(616)	4,667
Stock compensation	428	—	640	—
Benefit from income taxes	—	4,262	—	15,175
Pro forma net loss	$(4,069)	$(7,414)	$(17,533)	$(25,051)
Pro forma net loss per share:
Basic and diluted	$(0.05)	$(0.09)	$(0.22)	$(0.32)
Shares used in per share calculation:
Basic and diluted	80,496	79,089	79,924	78,965

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	October 31, 2003	January 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$24,912	$31,938
Short-term investments	21,308	31,110
Accounts receivable, net	37,419	42,129
Prepaid and other current assets	9,692	11,763
Total current assets	93,331	116,940

Investments	160,183	161,575
Property and equipment, net	94,684	45,618
Intangibles, net	88,100	94,376
Other assets	9,861	11,645
Restricted cash	46,504	60,300
Total assets	$492,663	$490,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,568	$2,063
Accrued liabilities	17,508	19,230
Accrued restructuring costs	3,750	18,717
Accrued compensation	16,406	15,264
Income taxes payable	1,363	4,392
Deferred revenues	33,707	28,863
Total current liabilities	74,302	88,529

Convertible subordinated debt	150,000	150,000
Other long-term debt	40,000	—
Total liabilities	264,302	238,529

Stockholders’ equity:
Common stock	83	82
Additional paid-in-capital	750,154	747,642
Loan to stockholder	(747)	(2,006)
Treasury stock, at cost	(32,997)	(34,185)
Accumulated other comprehensive loss	(638)	644
Accumulated deficit	(487,494)	(460,252)
Total stockholders’ equity	228,361	251,925
Total liabilities and stockholders’ equity	$492,663	$490,454